SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2013

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In June 2012, Northern States Power Company (NSP-Minnesota), a Minnesota corporation and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the South Dakota Public Utilities Commission (SDPUC) to increase electric rates by $19.4 million annually.  The request was based on a 2011 historic test year adjusted for known and measurable changes for 2012 and 2013, a requested ROE of 10.65 percent, an average rate base of $367.5 million and an equity ratio of 52.89 percent.

In December 2012, the procedural schedule was suspended to allow time to construct a potential settlement agreement between NSP-Minnesota and the SDPUC Staff.  Interim rates of $19.4 million went into effect on Jan. 1, 2013, subject to refund.

On March 15, 2013, NSP-Minnesota and the SDPUC Staff executed a settlement agreement that provides for a base rate increase of approximately $11.6 million and the implementation of a new Rate Phase-In Rider to recover an additional approximate $3.7 million for the recovery of certain capital projects and incremental property taxes not otherwise included in base rates.  Combined, the overall revenue increase in base rates and Rate Phase-In Rider for 2013 is approximately $15.3 million, or 9.1 percent.  The rider is subject to true-up for actual costs and is projected to provide incremental revenue of $2.6 million in 2014.  If the settlement agreement is approved, as filed, a moratorium on base rate increases would be in effect until Jan. 1, 2015.

The matter is expected to be scheduled for SDPUC decision in the first half of 2013.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the NRC; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and NSP-Minnesota in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and NSP-Minnesota’s Annual Reports on Form 10-K for the year ended Dec. 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 19, 2013	Xcel Energy Inc. (a Minnesota corporation)

Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer